                                                              Page 1 of 32 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(a)


                             (AMENDMENT NO. _____)1

                            Skaneateles Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   830-506101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 J. Daniel Mohr
                            Skaneateles Savings Bank
                             33 East Genesee Street
                           Skaneateles, New York 13152
                                 (315) 685-2265

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 25, 1999
--------------------------------------------------------------------------------
             (Date of Event Which requires Filing of This Statement)


        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(f), check the following box |_|.


                         (continued on following pages)

------------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

CUSIP No. 830-506101                                         Page 2 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             JOHN P. DRISCOLL
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
 NUMBER OF
   SHARES                         44,341
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  44,341
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             44,341
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.9%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 3 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             J. DAVID HAMMOND
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
   NUMBER OF
    SHARES                        14,623
 BENEFICIALLY           --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
     EACH                         0
  REPORTING             --------- ----------------------------------------------------------------------------------
 PERSON WITH             9        SOLE DISPOSITIVE POWER
                                  14,623
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             14,623
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                                                         |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 4 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             KAREN E. LOCKWOOD
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
  NUMBER OF
   SHARES                         6,623
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
 OWNED BY                8        SHARED VOTING POWER
   EACH                           0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  6,623
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             6,623
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                                                         |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.4%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 5 of 32 Pages
          ----------


                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             J. DANIEL MOHR
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
  NUMBER OF
   SHARES                         3,168
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  3,168
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,168
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.2%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 6 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             WILLIAM J. WELCH
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
 NUMBER OF
   SHARES                         14,993
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  14,993
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             14,993
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 7 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             ISRAEL BERKMAN
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
  NUMBER OF
   SHARES                         3,934
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
  REPORTING             --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  3,934
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,934
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.3%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 8 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             DAVID E. BLACKWELL
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
  NUMBER OF
   SHARES                         3,071
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
 OWNED BY                8        SHARED VOTING POWER
    EACH                          0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  3,071
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,071
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.2%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 9 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             WALTER D. COPELAND
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
 NUMBER OF
   SHARES                         0
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
 OWNED BY                8        SHARED VOTING POWER
   EACH                           2,488
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  0
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  2,488
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             2,488 (Shares owned by Walter D. Copeland and Concetta M. Copeland Revocable Living Trust dated October
             11, 1995, Walter D. Copeland and Concetta M. Copeland, trustees.)
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.2%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 10 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             CARL W. GERST, JR.
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
 NUMBER OF
   SHARES                         7,007
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  7,007
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             7,007
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.5%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 11 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             JOHN BERNARD HENRY, M.D.
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
  NUMBER OF
   SHARES                         0
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          4,443
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  0
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  4,443
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,443 (All shares held jointly with Mr. Henry's wife)
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.3%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 12 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             ANN G. HIGBEE
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
 NUMBER OF
   SHARES                         7,103
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
  REPORTING             --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  7,103
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             7,103
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.5%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 13 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             HOWARD J. MILLER
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
  NUMBER OF
   SHARES                         3,681
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  3,681
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,431 (750 shares of the Issuer's Common Stock are owned by Mr. Miller's spouse)
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|
------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.3%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 14 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             FRANCIS R. O' CONNOR
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
  NUMBER OF
   SHARES                         10,416
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
 OWNED BY                8        SHARED VOTING POWER
   EACH                           0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  10,416
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             10,916 (500 shares of the Issuer's Common Stock are owned by Mr. O'Connor's spouse)
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|
------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.7%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 15 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             ANNE E. O' CONNOR
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
 NUMBER OF
   SHARES                         500
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  500
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             500 (10,416 shares of the Issuer's Common Stock are owned by Mrs. O'Connor's spouse)
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|
------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             Less than 0.1%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 16 of 32 Pages
          ----------

                                       13D

============ =======================================================================================================
 1           NAME OF REPORTING PERSON:
             RAYMOND C. TRAVER, JR., M.D.
------------ -------------------------------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                          (b) |_|
------------ -------------------------------------------------------------------------------------------------------
 3           SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
 4           SOURCE OF FUNDS*
             PF
------------ -------------------------------------------------------------------------------------------------------
 5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                                                             |_|
------------ -------------------------------------------------------------------------------------------------------
 6           CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ -------------------------------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
 NUMBER OF
   SHARES                         12,368
BENEFICIALLY            --------- ----------------------------------------------------------------------------------
  OWNED BY               8        SHARED VOTING POWER
    EACH                          0
 REPORTING              --------- ----------------------------------------------------------------------------------
PERSON WITH              9        SOLE DISPOSITIVE POWER
                                  12,368
                        --------- ----------------------------------------------------------------------------------
                        10        SHARED DISPOSITIVE POWER
                                  0
------------ -------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             12,368
------------ -------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                                                          |_|

------------ -------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.8%
------------ -------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
             IN
============ =======================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 830-506101                                         Page 17 of 32 Pages
          ----------

ITEM 1.           SECURITY AND ISSUER.

                  Common Stock, $.01 par value per share

                  Skaneateles Bancorp, Inc.
                  33 East Genesee Street
                  Skaneateles, New York 13152

ITEM 2.           IDENTITY AND BACKGROUND.

(i)               John P. Driscoll

                  (a)      John P. Driscoll.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Chairman of the Board of Directors and Chief Executive Officer of Skaneateles Savings Bank and Skaneateles Bancorp, Inc., 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, John P. Driscoll has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, John P. Driscoll has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(ii)              J. David Hammond

                  (a)      J. David Hammond.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Executive Vice President and Secretary of Skaneateles Savings Bank and Skaneateles Bancorp, Inc., 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, J. David Hammond has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, J. David Hammond has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

CUSIP No. 830-506101                                         Page 18 of 32 Pages
          ----------

(iii)             Karen E. Lockwood

                  (a)      Karen E. Lockwood.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Vice President of Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Karen E. Lockwood has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, Karen E. Lockwood has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(iv)              J. Daniel Mohr

                  (a)      J. Daniel Mohr.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Vice President and Treasurer of Skaneateles Savings Bank and Treasurer of Skaneateles Bancorp, Inc., 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, J. Daniel Mohr has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, J. Daniel Mohr has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(v)               William J. Welch

                  (a)      William J. Welch.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Vice President, Assistant Secretary and Assistant Treasurer of Skaneateles Savings Bank and Assistant Secretary and Assistant Treasurer of Skaneateles Bancorp, Inc., 33 East Genesee Street, Skaneateles, New York 13152.

CUSIP No. 830-506101                                         Page 19 of 32 Pages
          ----------


                  (d) During the last five years, William J. Welch has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, William J. Welch has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(vi)              Israel Berkman

                  (a)      Israel Berkman.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Director of Skaneateles Bancorp, Inc., 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Israel Berkman has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, Israel Berkman has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(vii)             David E. Blackwell

                  (a)      David E. Blackwell.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Director of Skaneateles Bancorp, Inc. and Director of Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, David E. Blackwell has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, David E. Blackwell has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

CUSIP No. 830-506101                                         Page 20 of 32 Pages
          ----------

(viii)            Walter D. Copeland

                  (a)      Walter D. Copeland.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Director of Skaneateles Bancorp, Inc. and Director of Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Walter D. Copeland has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, Walter D. Copeland has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(ix)              Carl W. Gerst, Jr.

                  (a)      Carl W. Gerst, Jr.

                  (b) Anaren Microwave, Inc., 6635 Kirkville Road, East Syracuse, New York 13057.

                  (c) Vice President and Chief Technical Officer of Anaren Microwave, Inc., 6635 Kirkville Road, East Syracuse, New York 13057. Director of Skaneateles Bancorp, Inc. and of Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Carl W. Gerst, Jr. has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, Carl W. Gerst, Jr. has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(x)               John Bernard Henry, M.D.

                  (a)      John Bernard Henry, M.D.

                  (b) State University of New York Health Science Center, Weiskotten Hall, Room 2261, 766 Irving Avenue, Syracuse, New York 13210.

CUSIP No. 830-506101                                         Page 21 of 32 Pages
          ----------


                  (c) Distinguished Service Professor, State University of New York Health Science Center at Syracuse, Weiskotten Hall, Room 2261, 766 Irving Avenue, Syracuse, New York 13210. Director of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, John Bernard Henry, M.D. has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, John Bernard Henry, M.D. has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(xi)              Ann G. Higbee

                  (a)      Ann G. Higbee.

                  (b)      500 Plum Street, Syracuse, New York 13204.

                  (c) Managing Partner, Public Relations Services, Eric Mower & Associates, Inc., 500 Plum Street, Syracuse, New York 13204. Director of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Ann G. Higbee has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, Ann G. Higbee has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(xii)             Howard J. Miller

                  (a)      Howard J. Miller.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Director of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Howard J. Miller has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

CUSIP No. 830-506101                                         Page 22 of 32 Pages
          ----------


                  (e) During the last five years, Howard J. Miller has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

 (xiii)           Francis R. O'Connor

                  (a)      Francis R. O'Connor.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) President, Kopp Billing Agency, 511 East Fayette Street, Syracuse, New York 13220; Former Director of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Francis R. O'Connor has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, Francis R. O'Connor has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

(xiv)             Anne E. O'Connor

                  (a)      Anne E. O'Connor.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Corporate Secretary, Kopp Billing Agency, 511 East Fayette Street, Syracuse, New York 13220; Director of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Anne E. O'Connor has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, Anne E. O'Connor has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

CUSIP No. 830-506101                                         Page 23 of 32 Pages
          ----------


(xv)              Raymond C. Traver, Jr., M.D.

                  (a)      Raymond C. Traver, Jr., M.D.

                  (b)      33 East Genesee Street, Skaneateles, New York 13152.

                  (c) Retired Orthopedic Surgeon; Director of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank, 33 East Genesee Street, Skaneateles, New York 13152.

                  (d) During the last five years, Raymond C. Traver, Jr., M.D. has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, Raymond C. Traver, Jr., M.D. has not been a party to a civil proceeding of a judicial or administrative body.

                  (f)      United States.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                           Each of the Reporting Persons acquired his or her
                  shares of the Issuer's Common Stock through direct cash payments, the Issuer's Dividend Reinvestment Plan, the Employee Stock Purchase Plan, the Issuer's Director's Stock Purchase Plan, other Issuer employee benefit plans and/or the exercise of options and warrants.

ITEM 4.           PURPOSE OF TRANSACTION.

                           Each Reporting Person engaged in the transactions in
                  which such other Reporting Person acquired shares of the Issuer's Common Stock as an investment.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

(i)               John P. Driscoll

                  (a)      Amount beneficially owned:  44,341
                           Percent of class:  2.9%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                          44,341

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                      44,341

CUSIP No. 830-506101                                         Page 24 of 32 Pages
          ----------


                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(ii)              J. David Hammond

                  (a)      Amount beneficially owned:  14,623
                           Percent of class:  1%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the
                                    vote:                                14,623

                           (ii)     shared power to vote or to direct the
                                    vote:                                     0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                      14,623

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(iii)             Karen E. Lockwood

                  (a)      Amount beneficially owned:  6,623
                           Percent of class:  0.4%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the
                                    vote:                                 6,623

                           (ii)     shared power to vote or to direct the
                                    vote:                                     0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                       6,623

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

CUSIP No. 830-506101                                         Page 25 of 32 Pages
          ----------


                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(iv)              J. Daniel Mohr

                  (a)      Amount beneficially owned:  3,168
                           Percent of class:  0.2%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the
                                    vote:                                 3,168

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                       3,168

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(v)               William J. Welch

                  (a)      Amount beneficially owned:  14,993
                           Percent of class:  1%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                         14,993

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                      14,993

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

CUSIP No. 830-506101                                         Page 26 of 32 Pages
          ----------


                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(vi)              Israel Berkman

                  (a)      Amount beneficially owned:  3,934
                           Percent of class:  0.3%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                          3,934

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                       3,934

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(vii)             David E. Blackwell

                  (a)      Amount beneficially owned:  3,071
                           Percent of class:  0.2%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                         3,071

                           (ii)     shared power to vote or to direct the vote:
                                                                             0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                      3,071

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                          0

CUSIP No. 830-506101                                         Page 27 of 32 Pages
          ----------


                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(viii)            Walter D. Copeland

                  (a)      Amount beneficially owned:  2,488
                           Percent of class:  0.2%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                            0

                           (ii)     shared power to vote or to direct the vote:
                                                                          2,488

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                         0

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                       2,488

                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(ix)              Carl W. Gerst, Jr.

                  (a)      Amount beneficially owned:  7,007
                           Percent of class:  0.5%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                          7,007

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                       7,007

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

CUSIP No. 830-506101                                         Page 28 of 32 Pages
          ----------


                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(x)               John Bernard Henry, M.D.

                  (a)      Amount beneficially owned:  4,443
                           Percent of class:  0.3%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                            0

                           (ii)     shared power to vote or to direct the vote:
                                                                          4,443

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                         0

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                       4,443

                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(xi)              Ann G. Higbee

                  (a)      Amount beneficially owned:  7,103
                           Percent of class:  0.5%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                         7,103

                           (ii)     shared power to vote or to direct the vote:
                                                                             0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                      7,103

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                          0

CUSIP No. 830-506101                                         Page 29 of 32 Pages
          ----------


                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(xii)             Howard J. Miller

                  (a)      Amount beneficially owned:  4,431
                           Percent of class:  0.3%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                          3,681

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                       3,681

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(xiii)            Francis R. O'Connor

                  (a)      Amount beneficially owned:  10,916
                           Percent of class:  0.7%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                         10,416

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                      10,416

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

CUSIP No. 830-506101                                         Page 30 of 32 Pages
          ----------


                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(xiv)             Anne E. O'Connor

                  (a)      Amount beneficially owned:  500
                           Percent of class:  Less than 0.1%

                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                            500

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                         500

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

(xv)              Raymond C. Traver, Jr., M.D.

                  (a)      Amount beneficially owned:  12,368
                           Percent of class:  0.8%
                  (b) Number of shares as to which the Reporting Person has:

                           (i)      sole power to vote or to direct the vote:
                                                                         12,368

                           (ii)     shared power to vote or to direct the vote:
                                                                              0

                           (iii)    sole power to dispose or to direct the
                                    disposition of:                      12,368

                           (iv)     shared power to dispose or to direct the
                                    disposition of:                           0

CUSIP No. 830-506101                                         Page 31 of 32 Pages
          ----------


                  (c) No transactions in the securities of the Issuer were effected by the above Reporting Person within 60 days of the date of the event which necessitates this filing.

                  (d)      Not applicable.

                  (e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                           On January 25, 1999, Skaneateles Bancorp, Inc. (the
                  "Issuer") entered into an Agreement and Plan of Merger (the "Agreement") with BSB Bancorp, Inc. ("BSB Bancorp"), which provides for the acquisition by BSB Bancorp of the Issuer in a tax-free, stock-for-stock exchange (the "Merger"). The Merger is subject to certain conditions, including approval by the Issuer's shareholders and the receipt of required regulatory approvals.

                           In connection with the Agreement, BSB Bancorp and
                  certain shareholders of the Issuer entered into a Stockholder Agreement (the "Stockholder Agreement") pursuant to which each of the stockholders who executed the Stockholder Agreement agreed to vote in favor of the Merger, among other things. Each of the Reporting Persons executed the Stockholder Agreement.

                           The Stockholder Agreement is attached hereto as
                  Exhibit 5.1.


ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

                  Exhibit No.               Description
                  -----------               -----------

                       5.1 Stockholder Agreement, dated as of January 25, 1999, by and between BSB Bancorp, Inc. and certain stockholders of Skaneateles Bancorp, Inc.

                                                             Page 32 of 32 Pages




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 15, 1999



/s/ John P. Driscoll                           /s/ Walter D. Copeland
-----------------------------                  --------------------------------
John P. Driscoll                               Walter D. Copeland



/s/ J. David Hammond                           /s/ Carl W. Gerst
-----------------------------                  --------------------------------
J. David Hammond                               Carl W. Gerst, Jr.



/s/ Karen E. Lockwood                          /s/ John Bernard Henry
-----------------------------                  --------------------------------
Karen E. Lockwood                              John Bernard Henry, M.D.



/s/ J. Daniel Mohr                             /s/ Howard J. Miller
-----------------------------                  --------------------------------
J. Daniel Mohr                                 Howard J. Miller



/s/ William J. Welch                           /s/ Francis R. O'Connor
-----------------------------                  --------------------------------
William J. Welch                               Francis R. O'Connor



/s/ Israel Berkman                             /s/ Anne E. O'Connor
-----------------------------                  --------------------------------
Israel Berkman                                 Anne E. O'Connor



/s/ David C. Blackwell                         /s/ Raymond C. Traver, Jr.
-----------------------------                  --------------------------------
David C. Blackwell                             Raymond C. Traver, Jr., M.D.



/s/ Ann G. Higbee
-----------------------------
Ann G. Higbee